Escalade Reports First Quarter 2018 Results

-- Revenue up on net sales of $32.1 million

-- Gross margin increase of 200 bps to 28.0%

-- Diluted EPS of $0.08 per share

EVANSVILLE, Ind., April 19, 2018 /PRNewswire/ -- Escalade, Incorporated (NASDAQ: ESCA) – "Driven by product mix and signs of stability within the Archery category, our first quarter resulted in continued margin improvement of 200 bps," stated Dave Fetherman, President and Chief Executive Officer of Escalade, Inc. "Despite an unseasonably cold start to the Spring which affected our outdoor categories of Basketball and Playground as well as retailers managing their inventory to lower levels, revenue for the first quarter was up compared to prior year. We anticipate sales to increase in these categories during the second quarter as the weather warms across the country. Our SG&A increased over prior year due to expenses associated with our Q1 2017 acquisition of Lifeline Products, LLC, start-up costs from our new Vuly trampoline distribution agreement, and our ongoing investment in the e-commerce channel. We expect SG&A to be higher during 2018 as we continue to invest in the e-commerce channel and operational systems. We continue to execute our operational and sales initiatives and remain optimistic for the balance of 2018."

Net sales for the first quarter of 2018 were $32.1 million compared to net sales of $31.9 million for the same quarter in 2017, an increase of $0.3 million or 0.9%.

Gross margin ratio for the first quarter of 2018 increased to 28.0%, compared to 26.0% for the same period in the prior year. Gross profit for the first quarter of 2018 was $9.0 million compared to gross profit of $8.3 million for the same quarter in 2017, an increase of $0.7 million or 8.5%.

Selling, general and administrative expenses (SG&A) were $7.0 million for the quarter compared to $5.9 million for the same period in the prior year, an increase of $1.1 million or 17.2%. SG&A, as a percent of sales, for the first quarter of 2018 increased to 21.6% from 18.6% reported for the same period prior year.

Operating income for the first quarter of 2018 was $1.7 million compared to operating income of $2.0 million for the same period in the prior year, a decrease of $0.3 million or 14.1%.

Net income for the first quarter of 2018 was $1.2 million, or $0.084 diluted earnings per share compared to net income of $1.4 million, or $0.097 diluted earnings per share for the same quarter in 2017.

The Company announced a quarterly dividend of $0.125 per share to be paid to all shareholders of record on June 7, 2018 and disbursed on June 14, 2018.

Escalade is a leading manufacturer and marketer of sporting goods products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Patrick Griffin, Vice President of Corporate Development & Investor Relations at 812/467-4449.

ABOUT ESCALADE SPORTS

Headquartered in Evansville, IN, Escalade Sports is a global manufacturer and distributor of sports and outdoor recreational equipment. Leaders in their respective categories, Escalade Sports' brands include Bear® Archery and Trophy Ridge® archery accessories; STIGA® and Ping-Pong® table tennis, Accudart® and Unicorn® darting, Onix® pickleball equipment; Triumph Sports™ indoor and outdoor games, Goalrilla™ and Goalsetter® residential in-ground basketball systems, Goaliath® and Silverback® residential in-ground and portable basketball goals; the STEP® fitness products, Lifeline® personal fitness, Woodplay® premium playsets, Vuly™ Trampolines and Cue&Case® specialty billiard accessories. Escalade Sports' products are available at sporting goods dealers and independent retailers nationwide. For more information on Escalade Sports, its brands, instruction manuals, retailers, warranty, replacement parts or customer service, please call 1-888-784-4288 or visit www.escaladesports.com.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, Escalade's ability to achieve its business objectives, especially with respect to its Sporting Goods business on which it has chosen to focus, Escalade's ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and of divestitures or discontinuances of certain operations, assets, brands, and products, the continuation and development of key customer, supplier, licensing and other business relationships, the ability to successfully negotiate the shifting retail environment and changes in consumer buying habits, the financial health of our customers, disruptions or delays in our supply chain, Escalade's ability to control costs, general economic conditions, fluctuation in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade's ability to obtain financing and to maintain compliance with the terms of such financing, the availability, integration and effective operation of information systems and other technology, and the potential interruption of such systems or technology, risks related to data security of privacy breaches, and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Escalade, Incorporated and Subsidiaries Consolidated Condensed Statements of Operations (Unaudited, In Thousands Except Per Share Data)

	Three Months Ended
All Amounts in Thousands Except Per Share Data	March 24, 2018	March 25, 2017

Net sales	$32,149	$31,866

Costs and Expenses
Cost of products sold	23,161	23,582
Selling, administrative and general expenses	6,950	5,930
Amortization	323	358

Operating Income	1,715	1,996

Other Income (Expense)
Interest expense	(189)	(167)
Equity in loss of affiliates	(12)	(52)
Gain on bargain purchase	--	256
Other income (loss)	(23)	4

Income Before Income Taxes	1,491	2,037

Provision for Income Taxes	275	649

Net Income	$1,216	$1,388

Earnings Per Share Data:
Basic earnings per share	$ 0.085	$ 0.097
Diluted earnings per share	$ 0.084	$ 0.097

Dividends declared	$ 0.125	$ 0.115

Consolidated Condensed Balance Sheets (Unaudited, In Thousands)

All Amounts in Thousands Except Share Information	March 24, 2018	December 30, 2017	March 25, 2017
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$ 2,863	$ 1,572	$ 2,536
Receivables, less allowance of $484; $623; and $1,154; respectively	28,850	39,350	29,265
Inventories	40,114	35,160	37,194
Prepaid expenses	2,866	3,414	2,885
Prepaid income tax	501	764	--
Other current assets	33	--	--
TOTAL CURRENT ASSETS	75,227	80,260	71,880

Property, plant and equipment, net	13,903	14,286	13,527
Intangible assets, net	19,368	19,691	20,912
Goodwill	21,548	21,548	21,548
Investments	20,175	20,278	17,358
Other assets	--	42	72
TOTAL ASSETS	$150,221	$156,105	$145,297

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$ 18,941	$ 1,250	$ 1,300
Trade accounts payable	5,188	4,295	6,562
Accrued liabilities	8,128	13,997	7,103
Income tax payable	--	--	105
TOTAL CURRENT LIABILITIES	32,257	19,542	15,070

Other Liabilities:
Long-term debt	3,750	21,871	23,000
Deferred income tax liability	2,452	2,469	5,026
Other liabilities	553	553	--
TOTAL LIABILITIES	39,012	44,435	43,096

Stockholders' Equity:
Preferred stock:
Authorized 1,000,000 shares; no par value, none issued
Common stock:
Authorized 30,000,000 shares; no par value, issued and outstanding – 14,415,690; 14,371,586; and 14,345,528; shares respectively	14,416	14,372	14,346
Retained earnings	99,495	99,908	91,586
Accumulated other comprehensive loss	(2,702)	(2,610)	(3,731)
TOTAL STOCKHOLDERS' EQUITY	111,209	111,670	102,201
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$150,221	$156,105	$145,297